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                                                                       EXHIBIT 1


                                AMENDMENT NO. 2
                                       TO
                                RIGHTS AGREEMENT

                 THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this "Amendment") is entered into as of October 30, 1998, between BSB BANCORP, INC. (the
"Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY (the "Rights Agent").

                 WHEREAS, the Company and the Rights Agent are party to a Rights Agreement, dated as of May 22, 1989 (as amended by Amendment No. 1 to Rights Agreement, dated as of January 29, 1996, the "Rights Agreement");

                 WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement on the terms and conditions hereinafter set forth; and

                 WHEREAS, for purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement, as amended by this Amendment.

                 NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                 1. Certain Definitions. Section 1 of the Rights Agreement is amended as follows: (A) by deleting the text of paragraph (g) thereof and replacing it with the phrase "Intentionally Omitted.";(B) by deleting the phrase "a majority of the Continuing Directors" appearing in paragraph (h) thereof and replacing it with the phrase "two-thirds of the Board of Directors"; and (C) by deleting the text of paragraph (k) thereof and replacing it with the phrase "Intentionally Omitted."

                 2. Form of Rights Certificates. Section 4(b) of the Rights Agreement is amended by deleting the phrase "Continuing Directors" and replacing it with the phrase "Board of Directors".

                 3. Exercise of Rights; Purchase Price; Expiration Date of Rights. Section 7(e) of the Rights Agreement is amended by deleting the phrase "Continuing Directors" each of the two times it appears therein and replacing it in each such place with the phrase "Board of Directors".

                 4. Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights. Section 11(a)(ii) of the Rights Agreement is amended by deleting






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the phrase "a majority of the Outside Directors" and replacing it with the phrase "two-thirds of the Board of Directors".

                 5. Redemption. Section 23(a) of the Rights Agreement is amended by deleting in the proviso to the first sentence thereof the phrase "then there must be Continuing Directors then in office and such authorization shall require the concurrence of a majority of such Continuing Directors" and replacing it with the phrase "then such authorization shall require the concurrence of two-thirds of the Board of Directors".

                 6. Determinations and Actions by the Board of Directors, etc. Section 28 of the Rights Agreement is amended by deleting the phrase "the Continuing Directors or Outside Directors" each of the three times it appears therein and replacing it in each such place with the phrase "two-thirds of the Board of Directors".

                 6. Exhibit B to the Rights Agreement. Exhibit B to the Rights Agreement ("Summary of Rights") is amended as follows:

                 (A) in the sixth paragraph, by deleting the phrase "the Outside Directors determine" appearing therein and replacing it with the phrase "the Board of Directors determine (with concurrence from two-thirds of the members of the Board of Directors)";

                 (B) in the eleventh paragraph, by deleting the phrase "a majority of the Continuing Directors" each of the two times it appears therein and replacing it in each such place with the phrase "two-thirds of the Board of Directors"; and

                 (C)      by deleting the twelfth paragraph in its entirety.

                 7. Exhibit C to the Rights Agreement. Exhibit C to the Rights Agreement ("Form of Rights Certificate") is amended as follows:

                 (A) in the second paragraph following the capitalized legend on the first page of Exhibit C, by deleting the phrase "Continuing Directors" appearing therein and replacing it with the phrase "Board of Directors"; and

                 (B) in the seventh paragraph following the capitalized legend on the first page of Exhibit C, by deleting the phrase "a majority of the Continuing Directors" appearing therein and replacing it with the phrase "two-thirds of the Board of Directors".

                 8. Benefits. Nothing in the Rights Agreement, as amended by this Amendment, shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the






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Distribution Date, the registered holders of the Common Stock) any legal or equitable right, remedy or claim under the Rights Agreement, as amended by this Amendment; but the Rights Agreement, as amended by this Amendment, shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights certificates (and, prior to the Distribution Date, registered holders of Common Stock).

                 9. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                 10. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.

                 11. Other Terms Unchanged. The Rights Agreement, as amended by this Amendment, shall remain and continue in full force and effect and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Rights Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment.

                 12. Counterparts. This Amendment may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.


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                 IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:                                        BSB BANCORP, INC.


By: /s/ Larry G. Denniston                     By: /s/ Alex S. DePersis
   -------------------------------                ------------------------------
    Name:    Larry G. Denniston                   Name:    Alex S. DePersis
    Title:   Senior Vice President                Title:   President & CEO
             and Corporate Secretary



Attest:                                    AMERICAN STOCK TRANSFER & TRUST
                                             COMPANY


By: /s/ Geraldine M. Zarbo                 By: /s/ Herbert J. Lemmer
   --------------------------------           ----------------------------------
    Name:    Geraldine M. Zarbo                   Name:    Herbert J. Lemmer
    Title:   Vice President                       Title:   Vice President